Exhibit 4.1

Alaia Capital, LLC

10 Corbin Drive

Darien, Connecticut 06820

October 25, 2019

m+ Buffered Fund, Alaia Market Linked Trust, Series 1-7

c/o The Bank of New York Mellon, as Trustee

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Alaia Market Linked Trust, Series 1-7 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement (File No. 333-234171) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Oscar Loynaz
Name: Oscar Loynaz
Title: Managing Director